EXHIBIT 10.18

COTHERIX, INC.

5000 Shoreline Court, Suite 101

South San Francisco, CA 94080

August 30, 2004

Donald Santel

Dear Don:

CoTherix, Inc. (the “Company”) is pleased to offer you an amendment (the “Amendment”) to your employment terms, as set forth in the Executive Employment Agreement between you and the Company, dated October 8, 2003 (the “Employment Agreement”). The employment terms set forth in this Amendment are effective as of August 30, 2004 (the “Amendment Date”). Unless this Amendment specifically states that it supersedes a term in the Employment Agreement, the terms of the Employment Agreement shall remain binding and in full force and effect.

1.    Title. Your title will be Chief Executive Officer. Consequently, the following sections in the Employment Agreement shall be amended as follows:

a.	The second “Whereas” in the Employment Agreement will be replaced in its entirety by the following paragraph:

“WHEREAS, the Company and Executive hereby agree that effective as of October 8, 2003, Executive served as President and Chief Operating Officer of the Company and effective as of August 30, 2004 (the “Amendment Date”), Executive resigned as President and Chief Operating Officer and attained the role of Chief Executive Officer, under the terms of this Agreement.”

b.	Section 1 of the Employment Agreement will be replaced in its entirety by the following paragraph:

“From the Amendment Date, the Executive will serve as the Company’s Chief Executive Officer and continue as a member of the Company’s Board of Directors. Executive hereby agrees that he has resigned as President and Chief Operating Officer of the Company, effective as of the Amendment Date. The duties, authorities, powers and responsibilities of the Executive as Chief Executive Officer shall be those typical for such position in the industry, as well as those that the Company’s Board of Directors may from time to time reasonably assign to the Executive. The Executive shall perform faithfully and competently such services and duties during his employment and the Executive shall report to the Company’s Board of Directors. By signing this Agreement, Executive confirms to the Company that Executive has no contractual commitments or other legal obligations that would

Donald Santel

August 30, 2004

prohibit Executive from performing Executive’s duties for the Company.”

c.	The term “President and Chief Operating Officer” shall be changed to “Chief Executive Officer” in paragraph 4 of Section 5, which defines “Cause” for purposes of the Employment Agreement. This “Cause” definition will also be revised, in accordance with this Section 1c, for purposes of the stock option agreement evidencing the option to purchase shares of the Company’s common stock that was granted to you pursuant to the Employment Agreement.

2.    Base Salary. Your base salary will be at an annual rate of $285,000. The term “$235,000” in Section 3 of the Employment Agreement will be replaced with “$285,000”.

3.    Bonus. Your annual target bonus will be 35% of Base Salary. The term “50%” in Section 4 of the Employment Agreement will be replaced with “35%”.

4.    Option Grant. As of the date of this Amendment, you have been granted an option (“Promotion Option”) to purchase 250,000 shares of the Company’s common stock under the terms of the Company’s Amended and Restated 2000 Stock Plan (the “Plan”) and the applicable stock option agreement (which agreement shall be consistent in its terms with the terms of Section 5 of the Employment Agreement and this paragraph 4). The exercise price per share will be equal to the fair market value per share on the Amendment Date. To the extent that you request, the option will be immediately exercisable, but the unvested portion of the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates for any reason before you vest in the shares. You will vest in 25% of the option shares after 12 months of continuous service from the Amendment Date, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement. The Promotion Option will be subject to all of the vesting acceleration terms described in Section 5 of the Employment Agreement.

5.    Legal Fees. The Company shall reimburse Executive for the reasonable attorneys fees incurred by him with respect to the negotiation and drafting of this Amendment, up to a maximum amount of $2,000.

6.    Supersedes. This Amendment supersedes any prior understandings, representations or agreements, whether oral or written, between you and the Company regarding the subject matter described herein, provided that unless specifically superseded by this Amendment, the terms of the Employment Agreement remain in full force and effect.

7.    Period of Employment. Your employment with the Company is and continues to be “at will,” as described in Section 2 of the Employment Agreement.

8.    Amendment. This Amendment may not be revised or modified, except by an express written agreement signed by you and an authorized member of the Company’s Board of Directors (other than you).

Donald Santel

August 30, 2004

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this Amendment by signing and dating the Amendment and returning it to me.

If you have any questions, please call me.

Very truly yours,

COTHERIX, INC.

By:	/s/ Daniel S. Janney
Daniel S. Janney
Title: Member of Board of Directors

I have read, understand and accept the terms of this Amendment to my Employment Agreement:

By:	/s/ Donald Santel
Donald Santel

Date:	August 30, 2004